Exhibit 10.2

2007 Cash Bonus Awards

Executive Officer	2007 Cash Bonus
Robert J. Bujarski Senior Vice President, General Counsel and Corporate Secretary	$77,000
Thomas J. Foley Chief Technology Officer	$78,036
Scot M. McLeod Senior Vice President, Operations	$69,580
John M. Radak Chief Financial Officer	$71,867
Richard Tarbox, III Senior Vice President, Corporate Development Officer	$33,367